                                                                  Exhibit (h)(c)

                                 ADDENDUM NO. 1

Addendum No. 1 dated as of November 9, 1998 to the Morgan Stanley Capital International Index License Agreement for Funds/Investment Vehicles ("Agreement") dated as of the date hereof between Morgan Stanley & Co. Incorporated (`Morgan Stanley"), a Delaware corporation and Metropolitan Life Insurance Company, a mutual insurance company organized under the laws of New York ("MetLife" or "Licensee," as used herein and in the Agreement, these terms shall also include Metropolitan Tower Insurance Company, and Metropolitan Series Fund, Inc.).

The parties hereto agree to the following changes, additions, deletions, and modifications to the Agreement:

1.   Third Whereas clause. In the third whereas clause, the following words
     --------------------
     shall be inserted between "Morgan Stanley Capital International," and "and MSCI":

     "EAFE," "MSCI EAFE Index," "Morgan Stanley EAFE Index,"

2.   Forth Whereas clause. The fourth whereas clause shall be deleted in its
     --------------------
     entirety and replaced with:

     " WHEREAS, Licensee wishes to use the Indexes as the basis of the funds and corresponding investment divisions of separate account products, all as described in Exhibit A annexed hereto and made a part hereof (the "Fund"), to be issued and traded publicly or on a private placement basis."

3.   Fifth Whereas clause. The fifth whereas clause shall be amended (i) to add
     --------------------
     the words "and the name" between "writing, trading, marketing and promotion" and "of the Funds" and (ii) to add the words "that are trade publicly or" before the words "on a private placement basis."

4.   Section 1. In the first sentence, the first parenthetical phrase "(in
     ---------
     accord with the restrictions set forth in Exhibit B)" shall be deleted and replaced with "(in accordance with Exhibit A)." The second parenthetical phrase "(in accordance with the restrictions set forth in Exhibit B)" shall be deleted and replaced with "(in accordance with Exhibit A)."

5.   Section 1. The last sentence in this section shall be revised as follows:
     ---------
     "Licensee shall not disseminate electronically or in any other fashion any information relating to the composition of the Indexes. As used in this Agreement, the term "Licensee" and "MetLife" shall mean Metropolitan Life Insurance Company, Metropolitan Tower Insurance Company, and Metropolitan Series Fund, Inc."

6.   Section 2. The second sentence in this section shall be deleted in its
     ---------
     entirety and replaced with:

     "This Agreement shall automatically be renewed for additional one year terms unless terminated by any party providing written notice of its intent to terminate to the other parties at least ninety (90) days prior to the end of the immediately preceding term or as otherwise permitted under this Agreement."

7.   Section 3. Section 3 shall be amended to read as follows:
     ---------
     "Licensee shall pay to Morgan Stanley annual license fees as set forth in Exhibit A with respect to the Indexes and the Marks in connection with the Funds. Licensee shall pay the license fees for the first term of this Agreement upon execution of this Agreement. For any additional terms, the license fees shall be due forty five (45) days after Licensee's receipt of an invoice for such license fees."

8.   Subsection 4(a). This subsection shall be amended as follows:
     ---------------
     "At any time during the term of this Agreement, either party may give the other party ninety (90) days prior written notice of termination if the terminating party believes in good faith that material damage or harm is occurring to the reputation or goodwill of the terminating party by reason of its continued performance hereunder, and such notice shall be effective on the date of such termination unless the other party shall correct the condition causing such damage or harm within the notice period. In the event of termination under this paragraph 4(a) by Licensee, Licensee shall receive a pro rata refund of license fees."

9.   Subsection 4(b). In this subsection, the phrase "thirty (30) days" shall be
     ---------------
     replaced with the phrase "ninety (90) days."

10.  Subsection 4(c). The last sentence of this subsection shall be deleted in
     ---------------
     its entirety and replaced with:

     "In the event that any of the Indexes is discontinued and Licensee does not exercise such option or that at least one substitute or replacement index is not made available, Licensee shall be entitled to a pro rata refund of license fees."

11.  Subsection 4(d). The following clause shall be added to the end of the
     ---------------
     first sentence of this subsection:

     "(iii) if Morgan Stanley assigns all or any portion of its rights under this Agreement other than to Morgan Stanley Capital International Inc. and Licensee provides such written notice within 30 days of Morgan Stanley's notice pursuant to Section 12(a) of this Agreement."

12.  Subsection 4(d). The last sentence shall be deleted in its entirety and
     ---------------
     replaced with:

     "In the event of termination under this paragraph 4(d), Licensee shall be entitled to a pro rata refund of license fees."

13.  Subsection 4(f). A new subsection 4(f) shall be added as follows:
     ---------------

     "Morgan Stanley shall refund license fees to Licensee under the conditions outlined in this Section 4. For any term in which a refund is due, Morgan Stanley shall promptly refund to Licensee a sum equal to one-twelfth of the license fee paid by Licensee for each full month remaining of the applicable one year term."

14.  Section 5. This section shall be revised to read as follows:
     ---------

     "Upon termination of this Agreement, all rights granted to Licensee under this Agreement shall cease."

15.  Subsection 6(a). This subsection shall be revised as follows:
     ---------------

     " (a) Licensee shall use its best efforts to protect the goodwill and reputation of Morgan Stanley in connection with its use of the Indexes and the Marks under this Agreement. Licensee shall submit to Morgan Stanley for its preview and approval all advertisements, brochures, and promotional and informational material (other than price quotations and performance for a Fund)(collectively, "Informational Materials") relating to or referring to Morgan Stanley, the Indexes, or the Marks. Morgan Stanley shall respond to Licensee no later than five days after the date it receives the Informational Materials. If Morgan Stanley does not respond within this five-day period, Morgan Stanley shall be deemed to have approved of such Informational Materials. Morgan Stanley's approval shall be confined solely to the use of or description of Morgan Stanley, the Marks, and the Indexes and such approval shall not be unreasonably withheld or delayed by Morgan Stanley. Notwithstanding the foregoing, once any Informational Materials have been approved by Morgan Stanley, no approval is required for any modifications to such approved Informational Materials which do not change the use of or description of Morgan Stanley, the Marks, and/or the Indexes."

16.  Subsection 6(d). A new subsection 6(d) shall be added as follows:
     ---------------

     " (a) Morgan Stanley `s Capital International unit shall neither express an opinion in any communication concerning Licensee or the Funds nor use Licensee's name without Licensee's prior written approval."

17.  Subsection 7(a). This subsection shall be deleted in its entirety and
     ---------------
     replaced with:

     "At Morgan Stanley's expense, Licensee shall cooperate reasonably with Morgan Stanley in the maintenance of all Morgan Stanley common law and statutory rights in the Indexes and the Marks, including copyrights and other proprietary rights, to the extent that Licensee uses the Indexes and Marks pursuant to this Agreement, and shall take such acts and execute such instruments as are reasonably necessary and appropriate to such purposes."

18.  Subsection 7(b). This subsection shall be amended as follows:
     ---------------

     "Licensee shall not refer to the names of the Indexes in any manner which might cause confusion as to Morgan Stanley's responsibility for preparing and disseminating the Indexes or as to the identity of Licensee and its relationship to the Funds. Any and all references by Licensee to the names of the Indexes that were approved by Morgan Stanley pursuant to this Agreement shall not be subject to this provision."

19.  Subsection 8(a). In the first sentence of this subsection, the words
     ---------------
     "Morgan Stanley's claim and does not challenge" shall be inserted between "Licensee acknowledges" and "that the indexes are selected, arranged and prepared."

20.  Subsection 8(c). In this subsection, clause (ii) shall be revised as
     ----------------
     follows:

     "(ii) required by law (in the opinion of counsel), governmental or self-regulatory agency, or court order to be disclosed by a party, provided as much prior written notice of such disclosure, as reasonably possible, is given to the other party."

21.  Subsection 9(a). In subsection 9(a) the words "and Marks" shall be added
     ---------------
     between "and that use of the Indexes" and "as provided herein shall not infringe."

22.  Subsection 9(b)(i). This section shall be divided into subsections 9(b)(i),
     ------------------
     (ii) and (iii). The existing section 9b shall be renumbered as subsection 9(b)(i). In subsection 9(b)(i), the preamble shall be amended as follows:

     "(b) Licensee agrees to include the following disclaimer in the Statement of Additional Information for the Fund and shall furnish a copy thereof to Morgan Stanley:"

23.  Subsection 9(b)(i). The following sentences shall be added to the end of
     ------------------
     this subsection:

     "The MSCI EAFE Index is the exclusive property of Morgan Stanley. Morgan Stanley Capital International is a service mark of Morgan Stanley and has been licensed for use by MetLife."

24.  Subsection 9(b)(ii). A new subsection 9(b)(ii) shall be added as follows:
     -------------------

     "(b)(ii) Licensee agrees to use the following disclaimer in all other Informational Material (including the prospectuses for the Funds and insurance products funded by the Funds, all forms of sales material, and material that is used internally with brokers only) shall contain:

     Morgan Stanley sponsors the MSCI EAFE Index, Lehman Brothers sponsors the Lehman Brothers Aggregate Bond Index, the McGraw Hill Companies, Inc. sponsors the Standard & Poor's Composite Stock Price Index, and Frank Russell Company sponsors the Russell 2000 Index (together referred to as "index sponsors"). The index sponsors have no responsibility for and do not participate in the management of the Portfolio assets or sale of the Portfolio's shares. Each index and its associated service marks are the exclusive property of the respective index sponsors. The Metropolitan Series Fund, Inc. Statement of Additional Information contains a more detailed description to the limited relationship the index sponsors have with MetLife and the Fund.

25.  Subsection 9(b)(iii). A new subsection 9(b)(iii) shall be added as follows:
     --------------------

     "(b)(iii) To the extent that the terms "Funds" refers to the corresponding investment divisions of separate account products, as described in Exhibit A, the parties agree that the foregoing disclaimers may be modified to refer to the separate account products (including without limitation life insurance and annuities issued by Metropolitan Life Insurance Company and Metropolitan Tower Life Insurance Company) and the related policy holder and contract holders for those products. Morgan Stanley agrees to work with Licensee to revise any disclaimers to the extent such revisions are required by a governmental agency having jurisdiction over Licensee or any Funds.

     The parties further agree that to the extent that one or more Informational Materials are bound together in a single volume, or otherwise distributed together, Licensee is not obligated to apply the foregoing disclaimer more than once in the materials, provided the disclaimer applies to all such Informational Materials."

26.  Subsection 9(d). This subsection shall be amended as follows:
     ---------------

     " (d) Licensee represents and warrants to Morgan Stanley that the Funds shall not violate any applicable law, including but not limited to banking and securities laws."

27.  Subsection 9(e). This subsection shall be revised as follows:
     ---------------

     "(e) NO PARTY SHALL BE LIABLE FOR ANY LOST PROFITS, LOST SAVINGS, OR OTHER CONSEQUENTIAL DAMAGES, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF OR COULD HAVE FORSEEN SUCH DAMAGES. THE LIMITATIONS ON LIABILITY AND REMEDIES CONTAINED IN THIS SUBSECTION 9(e) ABOVE SHALL NOT APPLY TO (i) LIABILITY ARISING UNDER SECTION 10 OF THIS AGREEMENT; AND/OR
     (ii) DAMAGES INCURRED DUE TO INTENTIONAL OR GROSSLY NEGLIGENT ACTIONS OR INACTIONS OF ANY PARTY.

28.  Subsection 10. The following paragraph shall be added to the end of this
     -------------
     section:

"Morgan Stanley shall indemnify and hold harmless Licensee (and its parent, subsidiaries, and affiliates, and its and their respective officers, directors, employees and agents) against any and all judgments, damages, costs or losses of any kind (including reasonable attorneys' and experts' fees) arising out of any claims or actions relating to Morgan Stanley's rights to license the Indexes and Marks as set forth in this Agreement, including, but not limited to, all copyright, trademark, trade secret, and all other intellectual property rights; provided that (i) Licensee notifies Morgan Stanley promptly of any such claim or action and (ii) Morgan Stanley shall have no liability to Licensee (or them) to the extent such judgments, damages, costs or losses are attributable to any negligent act or omission or any breach of this Agreement by Licensee (and/or them). Morgan Stanley shall bear all expenses in connection with the defenses and/or settlement of any such claim or action. Licensee shall have the right, at its own expense, to participate in the defense or any claim or action or action against which it is indemnified hereunder; provided, however, it shall have no right to control the defense, consent of judgment, or agree to settle any such claim or action without the written consent of Morgan Stanley. Morgan Stanley, in the defense of any such claim, except with the written consent of Licensee, shall not consent to entry of any judgment or enter into any settlement which
(i) does not include, as an unconditional term, the grant by the claimant to Licensee of a release of all liabilities in respect of such claims or (ii) otherwise adversely affect the rights of Licensee. This provision shall survive the termination of this Agreement."

29.  Subsection 12(a). The following clause shall be added to the end of the
     ----------------
last sentence in this subsection:

     "provided that Morgan Stanley provides Licensee written notice of any such assignment at least (10) business days prior to the effective date of such assignment other than an assignment to Morgan Stanley Capital International Inc."

30. Subsection 12 (c). Delete this subsection in its entirety and replace it
    -----------------
with:

     " (c) Sections 3,4,5,7(a),7(b),8,9(a),9(d),9(e),10 and 12 shall survive any termination or expiration of this Agreement."

31.  Subsection 12(d). The first paragraph of this subsection shall be revised
     ----------------
     as follows:

" (d) All notices and other communications under this Agreement, shall be (i) in writing, (ii) delivered by hand, by overnight mail with a signed confirmation of receipt, by electronic mail with a confirmation that the recipient has opened such mail; or by registered or certified mail, return receipt requested, to the addresses set forth below or such addresses any party shall specify by a written notice to the other parties, and (iii) deemed given upon receipt:

32.  Exhibit B. Delete Exhibit B in its entirety.
     ---------

     IN WITNESS WHEREOF, the parties have caused the signatures of their authorized representatives to be hereunder affixed.

METROPOLITAN LIFE INSURANCE                          MORGAN STANLEY & CO.
COMPANY                                              INCORPORATED

By: s/Barbara A. Hume                                By: s/Paul Keeler
   -----------------------                              -----------------
Name: Barbara A. Hume                                Name: Paul Keeler

Title: Vice President                                         Title: Principal

Date: 11/4/98                                                 Date: 11/11/98

                                                           Order No.: __________
                                          Client Code/Reference No.:____________
                                           License Agreement Date: _____________


                                  SCHEDULE A

I. Products to which Licensee agrees to subscribe:




                                                           Frequency (check)
                                                        (Daily Weekly Monthly)      Effective Dates         Price

Print Products
____ DM Perspective                   Qtr ___                         ______       _______ To _______       ______
____ EM Perspective                                                   ______       _______ To _______       ______

Tracker Products
____ Developed Markets Tracker                          ______ ______ ______       _______ To _______       ______
____ Developed Markets Evaluator                        ______ ______ ______       _______ To _______       ______
____ Emerging Markets Tracker                           ______ ______ ______       _______ To _______       ______
____ Emerging Markets Evaluator                         ______ ______ ______       _______ To _______       ______
____ Evaluator Plus                                     ______ ______ ______       _______ To _______       ______
____ AC Asia Pacific ex Japan Tracker                   ______ ______ ______       _______ To _______       ______
____ AC Asia Pacific ex Japan Evaluator                 ______ ______ ______       _______ To _______       ______
____ Other Fees (see attached)                          ______ ______ ______       _______ To _______       ______
                                                        ______ ______ ______       _______ To _______       ______
PC Products                          Vendor _____       ______ ______ ______       _______ To _______       ______
____ Country Industry Indices (w/ val ratios)           ______ ______ ______       _______ To _______       ______
____ Enhanced Index Module                              ______ ______ ______       _______ To _______       ______
____ Developed Markets Module                           ______ ______ ______       _______ To _______       ______
____ Emerging Markets Module                            ______ ______ ______       _______ To _______       ______
____ AC Pacific Module                                  ______ ______ ______       _______ To _______       ______
____ Other Fees (see attached)                          ______ ______ ______       _______ To _______       ______
____ Historic Data Purchase Options ($___ per year)     ______ ______ ______       _______ To _______       ______
                                                        ______ ______ ______       _______ To _______       ______
Index Data Services (circle product)
____ DM/EM/AC Index Service                             ______ ______ ______       _______ To _______       ______
____ AC Asia/Pacific Index Services                     ______ ______ ______       _______ To _______       ______
____ DM/EM/AC Enhanced Index Service                    ______ ______ ______       _______ To _______       ______
____ AC Asia/Pacific Enhanced Index Service             ______ ______ ______       _______ To _______       ______

Other Index Services
____ DM Announcement Service                            ______ ______ ______       _______ To _______       ______
____ EM Announcement Service                            ______ ______ ______       _______ To _______       ______
____ Preliminary Index Calculation                      ______ ______ ______       _______ To _______       ______
                                                        ______ ______ ______       _______ To _______       ______
MSCI Country Industry Indices
____ Full Feed                                          ______ ______ ______       _______ To _______       ______
____ Full Feed plus Valuation Ratios                    ______ ______ ______       _______ To _______       ______
____ Regional/Country Selection Report                  ______ ______ ______       _______ To _______       ______
____ Data Item Report (check)                           ______ ______ ______       _______ To _______       ______
        ____ Index Levels in USD                        ______ ______ ______       _______ To _______       ______
        ____ Index Levels in Local Currency             ______ ______ ______       _______ To _______       ______
        ____ Market Caps                                ______ ______ ______       _______ To _______       ______
        ____ Valuation Ratios                           ______ ______ ______       _______ To _______       ______

Historical Data (see attached)
____ Index Level Data                                   ______ ______ ______       _______ To _______       ______
____ Developed Markets Company Data                     ______ ______ ______       _______ To _______       ______
____ Emerging Markets Company Data                      ______ ______ ______       _______ To _______       ______
                                                        ______ ______ ______       _______ To _______       ______
Custom Index (see attached)                             ______ ______ ______       _______ To _______       ______
Other (see attached)   Fee for Funds Agreement          ______ ______ ______       11/9/98 To 11/8/99       ______

See Exhibit A for details regarding the Data included with each of the above products.

II.     Location(s) at which Licensee may use the Service:

        New Jersey and NY, New York     (see Exhibit A for description)

III. Description of business unit(s) of Licensee permitted to use the Service.

                Investment Dep't and Marketing

IV.     Terms of Payment:

         x  Annual, in advance                   x  Taxable
        ---                                     ---
            On time, in advance                     Non-taxable
        ---                                     ---
The parties acknowledge that this Schedule A shall be an integral part of the agreement among the parties hereto to which it is attached or which possesses the same reference number and/or date set forth above.

ACKNOWLEDGED AND AGREED:

LICENSEE:                               LICENSOR:

      Met Life                          MORGAN STANLEY & CO. INCORPORATED
-----------------------------
    (Company Name)

By:  /s/ Barbara A. Hume                By: /s/ Paul T. Keeler
    ---------------------------            ------------------------------
Name:    Barbara A. Hume                Name:   Paul T. Keeler
     --------------------------              --------------------------
        (printed)                               (printed)

Date:   11/4/98                         Date:   11/11/98
     --------------------------              --------------------------

PAYOR: (If applicable)

 ------------------------------
      (Payor Company Name)
By:
    ---------------------------
Name:                                   Prepared By:        J.D.
     --------------------------                      ------------------
        (printed)
Date:                                   Date:         10/29/98
     --------------------------              --------------------------

                            RUSSELL EQUITY INDEXES
                        PASSIVE FUND LICENSE AGREEMENT

This License Agreement (hereinafter the "Agreement") is entered into this 1st day of July, 1998 (hereinafter the "Effective Date"), by and between FRANK RUSSELL COMPANY (hereinafter "FRC"), a Washington corporation with offices at 909 A Street, Tacoma, Washington 98402 and Metropolitan Life Insurance Company, a corporation of New York, having is place of business at 334 Madison Avenue, Convent Station, NJ 07961-0633 (hereinafter "USER").

The parties agree as follows:

1.0  DEFINITIONS:

1.1 "The Russell Indexes" shall mean the U.S. equity security indexes set forth and designated in Exhibit A and the associated Performance Values.

1.2 "Russell Mark" shall mean the trademark or service mark set forth in Exhibit A for the indicated Russell Index.

1.3 "Confidential Information" shall mean the information and know how of FRC that is the subject of Section 15.1.

1.4 "OnLine Agreement" shall mean FRC's OnLine Agreement for Russell OnLine Product Support Service.

1.5 "Performance Value" shall mean the following at the aggregate index level: the percentage total return or the total return index value of the designated Russell Index.

2.0  LICENSE GRANT:

2.1  SEE ADDENDUM

2.2 FRC reserves the right, at any time, for any reason and without prior notice, to alter, amend, terminate or in any way change the Russell Indexes; provided, however that FRC shall notify USER of any such alteration, amendment, change or termination promptly and in accordance with FRC's then current practices for notification of other licensees of the Russell Indexes.

3.0  ACCEPTANCE AND FRC SUPPORT:

3.1 FRC agrees to supply the following information and materials to USER to be used in accordance with the terms and conditions of this Agreement: (a) a monthly list of constituent holdings in electronic format indicating the number of available shares held of each company in the Russell Indexes; (b) monthly reports of the Performance Values of the Russell Indexes; and (c) rules as to the make-up of the Russell Indexes.

3.2 The reports referenced in Section 3.1(a) and (b) shall be provided on or before the tenth business day of the subsequent month.

3.3 USER shall be deemed to have accepted the information and materials supplied pursuant to Section 3.1 upon delivery.

3.4 If FRC discovers what it determines, in its sole discretion, to be a material error in the Russell Indexes it will attempt to correct such error in accordance with its then current practices for index amendment.

4.0  PRICE AND PAYMENT:

4.1 USER agrees to pay FRC or its invoicing subsidiary the amount(s) and within the times stated in this Section 4.0 and Exhibit A.

4.2  Payments shall be due thirty (30) days after receipt of invoice.

4.3 Prices stated are exclusive of any and all federal, state and other governmental taxes, duties, licenses, fees, excises or tariffs now and hereinafter arising out of, or imposed in connection with the transaction covered by this Agreement, including without means of limitation, USER's use of the Russell Indexes. Such charges shall be paid by USER. FRC, however, shall be responsible for all taxes based upon its net income or personal property ownership.

4.4 FRC may change its prices at anytime upon at least ninety (90) days prior notice.

4.5 USER agrees to make such payments to the address on the above-referenced invoice(s) or to such address or account as FRC may specify from time to time. USER agrees to specify the FRC or invoicing subsidiary invoice number, if any, with respect to which payment is made.

4.6 Payments made by USER by directing commissions to Frank Russell Securities shall be credited at Frank Russell Securities' current applicable rate at the time payment is received.

4.7 Provided USER and FRC have entered into an OnLine Agreement covering at least one of the Russell Indexes covered under this Agreement and USER has at all times complied with the terms and conditions of such OnLine Agreement and this Agreement, than FRC shall grant USER a credit equal to _________ hours of Prepaid Hours for the then current term of that OnLine Agreement. The credit shall be applicable to fees owed under that OnLine Agreement and may only be used pursuant to the terms and conditions of that OnLine Agreement.

5.0  FRC WARRANTIES:

5.1 FRC warrants that: (a) it has sufficient right, title, and interest in the Russell Indexes to enter into this Agreement; (b) the Russell Indexes do not infringe upon any U.S. patent or U.S. Copyright, and (c) the Russell Indexes do not violate the trade secret rights of any third party. SEE ADDENDUM

5.2 FRC agrees to indemnify, hold harmless and defend USER from and against any and all damages, costs, and expenses, including reasonable attorney fees, incurred in connection with a claim which, if true, would constitute a breach of the foregoing warranties (hereinafter "Infringement Claims"); provided FRC is notified promptly in writing of the Infringement Claim and has sole control over its defense or settlement, and USER provides reasonable assistance in the defense of the same.

5.3 Following notice of an Infringement Claim, FRC may, at its expense, without obligation to do so, procure for USER the right to continue to use the alleged infringing Russell Index(es) or, without obligation to do so, may replace or modify the Russell Index(es) to make it non-infringing.

5.4 FRC shall have no liability for any Infringement Claim based on USER's i) use of any Russell Index after FRC's notice that USER should cease use of such Russell Index, or ii) use of any release of a Russell Index other than the latest release of that Russell Index. For all Infringement Claims arising under
Section 5.4, USER agrees to indemnify and hold FRC harmless from and against all damages, costs and expenses, including reasonable attorney's fees.

5.5 FRC's obligations to USER for any Infringement Claims made against USER shall only extend to those arising from the use of a Russell Index inside the geographical boundaries of the United States, Canada, Japan, Australia and the EC and USER releases and discharges FRC from any and all other Infringement Claims.

6.0  OWNERSHIP:

6.1  This Agreement is a license and not a sale of the Russell Indexes.

6.2 All rights not expressly granted are reserved by FRC, including, without means of limitation, the right to alter, modify, adapt, translate, or create derivative works.

6.3 USER agrees its use of the Russell Indexes shall not directly or indirectly create in or for USER any right, title, or interest in the Russell Indexes.

7.0  LIMITATIONS ON USE OF RUSSELL INDEXES:

7.1 USER will not, without the prior written consent of FRC, transfer, loan, sell, lease, rent, assign, disclose, publish, or copy in whole or in part: (a) the Russell Indexes; (b) the list of constituents and available shares held for any Russell Index; (c) the rules as to the make-up of any Russell Index; or (d) any supporting documentation or other data supplied by FRC. The above limitation regarding disclosure and publication is not applicable to the Russell Indexes' Performance Values; provided, USER gives FRC proper attribution pursuant to
Section 14.0. SEE ADDENDUM

7.2 USER shall not use the Russell Indexes or any part thereof in any fashion that may infringe any copyrights or other proprietary interests FRC or any third party may have therein.

7.3 Notwithstanding anything to the contrary herein, USER shall only use the Russell Indexes inside the geographical boundaries of the country(ies) listed in Exhibit A.

7.4 As a condition of the rights granted to USER under this Agreement, USER will timely make all disclosures to its clients and potential client necessary to adequately inform them of the relationship between FRC and USER including, without means of limitation, the information set forth in Exhibit B.

7.5 USER shall only use the Russell Indexes for the operation of USER's business.

7.6 USER shall not use the Russell Indexes as part of any timesharing service, service bureau or similar arrangement.

7.7 The Russell Indexes may only be used in conjunction with a single microcomputer (i.e., with a single CPU) permitting access by one individual user at a time and shall not be made available to multiple users at any one time by any means.

8.0  DISCLAIMER OF WARRANTIES AND RISK OF PERFORMANCE:

8.1 FRC MAKES NO WARRANTIES, EXPRESS OR IMPLIED, OTHER THAN THE EXPRESS WARRANTIES CONTAINED IN SECTION 5.0 OF THE AGREEMENT. ANY AND ALL OTHER WARRANTIES OF ANY KIND WHATSOEVER, INCLUDING, WITHOUT MEANS OF LIMITATION, THOSE FOR MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ARE EXPRESSLY DISCLAIMED WITH RESPECT TO THE RUSSELL INDEXES OR ANY DATA INCLUDED THEREIN OR ANY SECURITY (OR COMBINATION THEREOF) COMPRISING THE RUSSELL INDEXES. FRC MAKES NO REPRESENTATION, WARRANTY OR GUARANTEE AS TO THE ACCURACY, COMPLETENESS, RELIABILITY, OR OTHERWISE OF THE RUSSELL INDEXES OR ANY DATA INCLUDED THEREIN. FRC does not warrant, guarantee or make any representations regarding the use, or the results of use, of the Russell Indexes or any data included therein or any security (or combination thereof) comprising the Russell Indexes. The entire risk as to such use, results of use and the performance of the Russell Indexes and the above-referenced data and securities are assumed by USER.

8.2 FRC will obtain data from sources it believes to be reliable, but the accuracy and completeness of the Russell Indexes and the data included therein are not guaranteed and they are supplied on an "AS IS" basis.

8.3 FRC'S PUBLICATION OF THE RUSSELL INDEXES IN NO WAY SUGGESTS OR IMPLIES AN OPINION BY FRC AS TO THE ATTRACTIVENESS OF INVESTMENT IN ANY OR ALL OF THE SECURITIES UPON WHICH THE RUSSELL INDEXES ARE BASED.

9.0  TERM:

9.1 Provided this Agreement has been properly executed by an authorized officer of USER and an authorized officer of FRC, the term of this Agreement shall run from the Effective Date until the earlier of:

a)   termination in accordance with the terms and conditions of this Agreement;
or

b)   one (1) year from the Effective Date.

9.2 Provided that this Agreement has not been terminated by either party prior to the expiration of its term, as extended, and USER has complied with all the terms and conditions of this Agreement, then each year upon expiration of its then current term the Agreement shall automatically extend for an additional one
(1) year period unless either party gives the other at least ninety (90) days prior written notice of its intention to not so extend the term of the Agreement.

10.0 DEFAULT AND TERMINATION:

10.1 After the first year of this Agreement either party may terminate this Agreement without cause upon at least ninety (90) days prior notice.

10.2 This Agreement may terminate if any of the following events of default occurs:

a) if either party materially fails to perform or comply with this Agreement or any provision hereof;

b) if USER fails to strictly comply with the provisions of Sections 15.0 and 16.0;

c) if USER becomes insolvent or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors;

d) if a petition under any foreign, state or United States bankruptcy act, receivership statute, or the like, as they now exist, or as they may be amended is filed by USER; or

e) if such a petition is filed by any third party, or an application for a receiver is filed by anyone and such petition or application is not resolved favorably to USER within sixty (60) days.

10.3 Termination, due to a breach of Section 7.0, 15.0 or 16.0 shall be effective upon notice. In all other cases termination arising under Section 10.2 shall be effective thirty (30) days after notice of termination to the defaulting party if the defaults have not been cured within such thirty (30) day period.

10.4 USER acknowledges that monetary damages may not be a sufficient remedy for unauthorized disclosure or use of Confidential Information or the Russell Indexes or the associated trademarks and service marks and that FRC shall be entitled, without waiving any other rights or remedies, to such injunctive or equitable relief as may be deemed proper by a court of competent jurisdiction.

10.5 The rights and remedies of the parties provided herein shall not be exclusive and are in addition to any other rights or remedies provided by law or this Agreement.

11.0 OBLIGATIONS ON TERMINATON:

11.1 Upon expiration or termination of this Agreement, USER shall cease using the Russell Indexes and shall return or destroy all full or partial copies of the Russell Indexes and associated data and comply with Section 14.7.

11.2 Sections 10, 11, 12, 13, 14, 15, 17 and 18 shall survive the termination of this Agreement.

12.0 LIMITATION OF LIABILITY:

12.1 FRC's liability to USER under any provision of this Agreement, including, without means of limitation, Section 5, or any transaction contemplated by this Agreement, shall not exceed one hundred percent (100%) of the amount having then been actually paid by USER to FRC in the most recent twelve (12) calendar month period under Section 4.0. FRC's limitation of liability is cumulative with all FRC's expenditures being aggregated to determine satisfaction of the limit. The existence of claims or suits against more than one Russell Index will not enlarge or extend the limit. USER releases FRC from all obligations, liability, claims or demands in excess of the limitation. The parties acknowledge the other parts of this Agreement rely upon the inclusion of Section 12.

13.0 DISCLAIMER OF DAMAGES AND LIMITATION OF REMEDY:

13.1 The rights and remedies granted under Section 5.0 constitute USER's sole and exclusive remedy against FRC, its officers, agents and employees for negligence, inexcusable delay, breach of warranty, express or implied, or for any default whatsoever relating to the condition of the Russell Indexes and any data included therein.

13.2 USER AGREES FRC SHALL NOT BE LIABLE FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, ECONOMIC OR PUNITIVE DAMAGES OR FOR ANY CLAIMS AGAINST USER BY ANY OTHER PARTY EVEN IF FRC HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR CLAIMS.

13.3 USER agrees to indemnify and hold FRC harmless from any and claim arising out of, or in connection with, USER's use of the Russell Index(es) including, without means of limitation, those made by employees, customers or clients of USER.

13.4 USER may not bring any action pertaining to this Agreement more than one
(1) year after the event giving rise to the cause of action has occurred.

14.0 TRADEMARKS AND COPYRIGHT NOTICES:

14.1 All materials, including advertising, sales promotion, or demonstration materials which refer directly to the Russell Indexes shall expressly state that Frank Russell Company is the owner of the trademarks and service marks relating to the Russell Indexes in language consistent with Exhibit A and substantially similar to the following:

"The Russell 1000(R) Index is a trademark/service mark of the Frank Russell Company. Russell(TM) is a trademark of the Frank Russell Company."

USER shall make no other use of Russell Marks.

14.2 For each Russell Mark USER agrees to use the appropriate trademark symbol (either "(TM)" or "?" or "(R)"), as set forth in Exhibit A or FRC designates by written notice from time to time, in a superscript whenever such a Russell Mark is first mentioned in the above-referenced materials or in any other manner in connection with the associated Russell Index.

14.3 Upon written request from FRC, USER shall forward to FRC samples of the above-referenced materials which refer to product name(s), service mark(s) or trademark(s).

14.4 USER agrees its use of the above shall not directly or indirectly create in or for USER any right, title or interest in such service mark(s), trademark(s) or tradename(s) and their attendant goodwill.

14.5 USER agrees to maintain the high level of quality accorded products and services associated with, and marketed by, FRC under its trademarks and service marks.

14.6 USER shall undertake no action that will interfere with or diminish FRC's right, title and interest in FRC's trademarks, service marks and Russell Indexes. USER will not at any time use any name, trademark or service mark confusingly similar to a FRC name, trademark or service mark.

14.7 Upon termination or expiration of this Agreement, USER shall cease and desist from all of any of the above-referenced product or service name(s) and associated trademark(s) and service mark(s) and, upon request, deliver to FRC or destroy all material upon which the same appear.

14.8 USER shall also indicate that FRC is the owner of the copyrights relating to the Russell Indexes and is the source of the Russell Indexes Performance Values. USER shall include such copyright notices as FRC shall supply or designate from time to time.

15.0 NON-DISCLOSURE AGREEMENT:

15.1 USER expressly undertakes to retain in confidence all information and know how transmitted to USER by FRC that FRC has identified as being proprietary and/or confidential or that, by the nature of the circumstances surrounding the disclosure, ought in good faith to be treated as proprietary or confidential, and will make no use of such information and know how except under the terms and during the existence of this Agreement. However, USER shall have no obligation to maintain the confidentiality of information that: (i) it received rightfully from another party prior to its receipt from FRC; (ii) FRC has disclosed to a third party without any obligation to maintain such information in confidence; or (iii) is independently developed by USER. USER shall take all necessary security measures to ensure the above. USER's obligations under this section shall extend to the earlier of such time as the information protected hereby is in the public domain through no fault of USER or ten (10) years following the termination or expiration of this Agreement. The confidential relationship arising hereunder shall not be affected by Section 21.3.

16.0 ASSIGNMENT AND ENTIRE AGREEMENT:

16.1 This Agreement and any rights or obligations hereunder, shall not be assigned, delegated or sublicensed by USER without the prior written permission of FRC. It will inure to the benefit of and is binding upon USER, FRC, their affiliates and successors.

16.2 Any attempted assignment, delegation or sublicense in violation of this section shall be void.

16.3 This Agreement, including Exhibits A and B, is the entire Agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous communications. It shall not be modified except in writing signed by both parties.

17.0 NOTICES:

17.1 All notices in connection with this Agreement shall be deemed given on the day they are (a) deposited in the U.S. mails, postage prepaid, certified or registered, return receipt requested; or (b) sent by international air express, air courier, (e.g., DHL, Federal Express or Airborne Express), charges prepaid, certified or registered, return receipt requested, addressed as follows:

USER:             MetLife
                  334 Madison Avenue
                  Convent Station, NJ  07961-0633

Attention:        Richmond Bates

With a Copy To:   MetLife
                  One Madison Avenue Area 2H
                  New York, NY  10010

Attention:        Barbara A. Hume

FRC:              Frank Russell Company
                  909 A Street
                  Tacoma, WA  98402

Attention:        Martin F. Ryan, Managing Director

18.0 APPLICABLE LAW:

18.1 This Agreement shall be construed and controlled by the laws of the state of Washington and USER consents to jurisdiction and venue of the state and federal courts sitting in the state of Washington.

19.0 ATTORNEYS' FEES:

19.1 If either FRC or USER employs attorneys to enforce any rights arising out of or relating to this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys' fees, costs and other expenses.

20.0 DELAY IN PERFORMANCE:

20.1 Neither party shall be liable for failure or delay in the performance of any of its obligations, except obligations for the payment of money, under this Agreement, if such failure or delay is caused by circumstances beyond its reasonable control such as acts of God, riot, or war. Strikes or other labor difficulties which are capable of being terminated on terms unacceptable to the party so affected shall not be considered circumstances within the control of such party.

21.0 MISCELLANEOUS:

21.1 No waiver of any breach of any provision of this Agreement shall constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provisions hereof, and no waiver shall be effective unless made in writing and signed by an authorized representative of the waiving party.

21.2 If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid or unenforceable, the remaining provisions shall remain in full force and effect.

21.3 Neither this Agreement, nor any terms and conditions contained herein, shall be construed as creating a fiduciary relationship of any kind between the parties or between FRC and USER's clients, customers or prospective clients or customers. Without limitation as to the foregoing, USER acknowledges that its decisions (a) whether to utilize the Russell Indexes or any subset of the securities underlying the same and (b) the appropriate investments to make, if any, for it to re-balance a portfolio of securities designed to replicate a Russell Index or a subset thereof shall be made independently of FRC.

21.4 Neither this Agreement, nor any terms and conditions contained herein, shall be construed as creating a partnership, franchise, joint venture, agency or employment relationship between the parties.

21.5 Time is of the essence in this Agreement.

21.6 The section headings used in this Agreement and the attached Exhibits are intended for convenience only and shall not be deemed to supersede or modify any provisions.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates set forth below. All signed copies of this Agreement shall be deemed to be originals.

FRANK RUSSELL COMPANY               METLIFE
         FRC                         (USER)

Daniel Birmingham                   Barbara Hume
-----------------                   ------------
       By                                By

Daniel Birmingham                   Barbara Hume
-----------------                   ------------
Name (Print)                        Name (Print)

Client Executive                    Vice-President
----------------                    --------------
Title                               Title

11/10/98
Date                                Date

                                    EXHIBIT A

Russell Indexes:
----------------

The Russell Indexes shall mean the U.S. equity security index(es) designed below and the associated Performance Value(s):

  Russell 3000(R) Index          Russell 2000(R) Growth Index
--                             --

  Russell 1000(R) Index          Russell Midcap(TM) Value Index
--                             --

X Russell 2000(R) Index          Russell MidCap(TM) Growth Index
--                             --

  Russell 2500(TM) Index         Russell 200(TM) Growth Index
--                             --

  Russell Top 200(TM) Index      Russell 3000(R) Growth Index
--                             --

  Russell 1000(R) Value Index    Russell 3000(R) Growth Index
--                             --

  Russell 1000(R) Growth Index   Russell 2500(TM) Growth Index
--                             --

  Russell 2000(R) Value Index    Russell 2500(TM) Value Index
--                             --

Annual License Fee:
-------------------

USER agrees to pay FRC an annual license fee of ____________ Dollars per Index to use the Russell Index(es) as designated above. The total annual license fee pursuant to the immediately preceding sentence shall be ___________ Dollars.

Additional Provisions:
----------------------

(a)      County of Use: USA


                                   EXHIBIT B

                               Client Disclosure

                                 SEE ADDENDUM
                                 ------------

1) [Name of USER's Product] is not promoted, sponsored or endorsed by, nor in any way affiliated with Frank Russell Company. Frank Russell Company is not responsible for and has not reviewed [name of USER's Product] nor any associated literature or publications and Frank Russell Company makes no representations or warranty, express or implied, as to their accuracy, or completeness, or otherwise.

2) Frank Russell Company reserves the right, at any time and without notice, to alter, amend, terminate or in any way change its index(es). Frank Russell Company has no obligation to take the needs of any particular fund or its participants or any other product or person into consideration in determining, composing or calculating the Index(es).

3) Frank Russell Company's publication of the Index(es) in no way suggests or implies an opinion by Frank Russell Company as to the attractiveness or appropriateness of investment in any or all securities upon which the Index(es) is (are) based. FRANK RUSSELL COMPANY MAKES NO REPRESENTATION, WARRANTY, OR GUARANTEE AS TO THE ACCURACY, COMPLETENESS, RELIABILITY, OR OTHERWISE OF THE INDEX(ES) OR ANY DATA INCLUDED IN THE INDEX(ES). FRANK RUSSELL COMPANY MAKES NO REPRESENTATION OR WARRANTY REGARDING THE USE, OR THE RESULTS OF USE, OF THE INDEX(ES) OR ANY DATA INCLUDED THEREIN, OR ANY SECURITY (OR COMBINATION THEREOF) COMPRISING THE INDEX(ES). FRANK RUSSELL COMPANY MAKES NO OTHER EXPRESS OR IMPLIED WARRANTY, AND EXPRESSLY DISCLAIMS ANY WARRANTY, OF ANY KIND, INCLUDING, WITHOUT MEANS OF LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE INDEX(ES) OR ANY DATA OR ANY SECURITY (OR COMBINATION THEREOF) INCLUDED THEREIN.

                                 SEE ADDENDUM
                                 ------------

                                    ADDENDUM
                                    --------

Addendum to the Russell Equity Indexes Passive Fund License Agreement (the "Agreement") entered into as of the Effective Date of the Agreement by and between Frank Russell Company ("FRC") and Metropolitan Life Insurance Company ("USER").

The parties hereto agree to the following changes, additions an modifications to the Agreement:

1)       Subsection 2.1 (License Grant)
         ------------------------------

Substitute the following language:

Subject to Section 7.0 below and notwithstanding anything to the contrary in this agreement, FRC grants USER a non-exclusive license (i) to use the Russell Indexes as the basis of funds issued by USER and (ii) to refer to the Russell Indexes and Russell Marks in connection with the marketing and naming of USER's funds. (The term "funds" means funds issued, managed and sold by USER, and corresponding investment divisions of separate account products including, but not limited to, life insurance and annuities issued by Metropolitan Life Insurance Company and Metropolitan Towers Life Insurance Company.)

2)       Subsection 5.1(b) (FRC Warranties)
         ----------------------------------

Add the words "U.S. trademark or service mark" at the end of this clause.

3)       Subsection 7.1 (Limitations on Use of Russell Indexes)
         ------------------------------------------------------

Add the phrase "Except for information provided by FRC that is required to be disclosed by regulatory or governmental agencies," to the beginning of this subsection.

4)       Exhibit B. Client Disclosure
         ----------------------------

         1.       Modify Exhibit B as follows:

                  (i) USER will include all of the language set forth in Exhibit B in "The Statement of Additional Information" for the Metropolitan Series Fund.

                  (ii) USER will include in all other informational materials (including Prospectuses and all forms of sales material and material that is used internally or with brokers only), the following language:

"Morgan Stanley sponsors the MSCI EAFE Index, Lehman Brothers sponsors the Lehman Brothers Aggregate Bond Index , the McGraw Hill Companies, Inc. sponsors the Standard & Poor's 500 Composite Stock Price Index, and Frank Russell Company sponsors the Russell 2000 Index (together referred to as "index sponsors"). The index sponsors have no responsibility for and do not participate in the management of the Portfolio assets or sale of the Portfolio shares. Each index and its associated trademark and service marks are the exclusive property of the respective index sponsors. The Metropolitan Series Fund, Inc. Statement Additional Information contains a more detailed description of the limited relationship the index sponsors have with MetLife and the Fund."

2.       Add the following provisions to Exhibit B:

FRC agrees that to the extent one or more informational materials and contracts are bound together in a single volume or otherwise distributed together, USER is not obligated to apply the foregoing disclaimer more than once in the bound materials. FRC also agrees to work with MetLife to revise any disclaimers to the extent such revisions are required by a governmental agency having jurisdiction over MetLife or its Funds.

IN WITNESS WHEREOF, the parties have executed this Addendum as of the dates set forth below. All signed copies of this Addendum shall be deemed to be originals.

FRANK RUSSELL COMPANY                      METROPOLITAN LIFE
                                           INSURANCE COMPANY

By: /s/ Daniel Birmingham                  By: /s/ Barbara A. Hume
    ---------------------                      -------------------

Name: Daniel Birmingham                    Name: Barbara A. Hume
      -----------------                          ---------------

Title Client Executive                     Title: Vice-President
      ----------------                            --------------

Date: 11/10/98                             Date:

                                  CONFIDENTIAL
                                  ------------

                      MORGAN STANLEY CAPTIAL INTERNATIONAL

                             INDEX LICENSE AGREEMENT
                             -----------------------
                          FOR FUNDS/INVESTMENT VEHICLES
                          -----------------------------

     AGREEMENT, dated as of November 9, 1998, by and between MORGAN STANLEY & CO. INCORPORATED ("Morgan Stanley"), a Delaware corporation, having an office at 1585 Broadway, New York, NY 10036, and Metropolitan Life Insurance Company ("Licensee"), a mutual life insurance company organized under the laws of New York, having an office at One Madison Avenue, New York, New York 10010.

     WHEREAS, Morgan Stanley is an international investment banking and brokerage firm which owns rights in and to certain stock indexes and the proprietary data contained therein (and which, through its Morgan Stanley Capital International ("MSCI") department, engages in a variety of business activities in connection with such indexes and data), among which are the indexes listed in Exhibit A, annexed hereto and made apart hereof (such indexes and data contained therein are hereinafter referred to as the "Indexes");

     WHEREAS, Morgan Stanley calculates, maintains and publishes the Indexes;

     WHEREAS, Morgan Stanley uses in commerce and owns trade name, trademark and service mark rights to the designations "Morgan Stanley," "Morgan Stanley Capital International" and "MSCI" (such rights are hereinafter individually and collectively referred to as the "Marks");

     WHEREAS, Licensee wishes to use the Indexes as the basis of the funds/investment vehicles described in Exhibit B, annexed hereto and made a part hereof (the "Funds"), to be issued and traded on a private-placement basis;

     WHEREAS, Licensee wishes to use the Indexes and the Marks in connection with writing, trading, marketing and promotion of the Funds on a private-placement basis and in connection with making disclosure about the Funds under applicable laws, rules and regulations in order to indicate that Morgan Stanley is the source of the Indexes; and

     WHEREAS, Licensee wishes to obtain Morgan Stanley's authorization to use the Indexes and refer to the Indexes and the Marks in connection with the Funds pursuant to the terms and conditions hereinafter set forth.

     NOW, THEREFORE, the parties hereto agree as follows:

     1. Grant of License
        ----------------

     Subject to the terms and conditions of this Agreement, Morgan Stanley grants to Licensee a non-transferable, non-exclusive, license (i) to use one or more of the Indexes as the basis, or a component, of the Funds (in accord with the restrictions set forth in Exhibit B) issued, entered into, written, sold and/or purchased by Licensee, and (ii) to use and refer to the Indexes and the Marks in connection with the writing, trading, marketing and promotion of the Funds (in accordance with the restrictions set forth in Exhibit B) and in connection with making such disclosure about the Funds as Licensee deems necessary or desirable under any applicable laws, rules or regulations in order to indicate the source of the Indexes. Licensee shall not disseminate electronically or in any other fashion any quotations or other information relating to the Indexes or the Funds.

     2. Term
        ----

     The term of the license granted hereunder shall commence on November 9, 1998 and shall continue for one year thereafter. It is the intention of the parties to renew this Agreement for successive one-year renewal terms pursuant to such terms and conditions as the parties may agree upon.

     3. License Fees
        ------------

     Upon execution of this Agreement, Licensee shall pay to Morgan Stanley a license fee of $15,000 with respect to use of the Indexes listed in Exhibit A in connection with the Funds.

     4. Termination
        -----------

     (a) At any time during the term of this Agreement, either party may give the other party thirty (30) days' prior written notice of termination if the terminating party believes in good faith that material damage or harm is occurring to the reputation or goodwill of the terminating party by reason of its continued performance hereunder, and such notice shall be effective on the date of such termination unless the other party shall correct the condition causing such damage or harm within the notice period. In the event of termination under this paragraph 4(a), no refund of any of the license fees will be made.

     (b) In the case of breach of any of the material terms and conditions of this Agreement by either party, the other party may terminate this Agreement by giving thirty (30) days' prior written notice of its intent to terminate, and such notice shall be effective on the date of such termination unless the breaching party shall correct such breach within the notice period. In the event of termination under this paragraph 4(b) by Morgan Stanley, no refund of any of the license fees will be made. In the event of termination under this paragraph 4(b) by Licensee, Licensee shall be entitled to a pro rata refund of the license fees.

     (c) Morgan Stanley shall have the right, in its sole discretion, to cease compilation and publication of any of the Indexes and, in the event that any of the Indexes is discontinued, to terminate this Agreement if Morgan Stanley does not offer a replacement or substitute Index. In the event that Morgan Stanley intends to discontinue any index, Morgan Stanley shall give Licensee at least ninety (90) days written notice prior to such discontinuance, which notice shall specify whether a replacement or substitute index will be available. Licensee shall have the option hereunder within sixty (60) days after receiving such written notice from Morgan Stanley to notify Morgan Stanley in writing of its intent to use the replacement index under the terms of this Agreement. In the event that any of the Indexes is discontinued and Licensee does not exercise such option or that at least one substitute or replacement index is not made available, Licensee shall be entitled to a refund of the license fee, computed by multiplying the license fee by a fraction the numerator of which is Morgan Stanley's standard license fee for the discontinued Index, as in effect on the first day of the initial or renewal term during which such Index is discontinued, and the denominator of which is the license fee paid under this Agreement and then pro-rating such Fund over the remainder of the applicable one-year term.

     (d) Licensee may terminate this Agreement upon written notice to Morgan Stanley if (i) Licensee is informed of the final adoption of any legislation or regulation that materially impairs Licensee's ability to issue, enter into, write, sell, purchase, market or promote the Funds; and (ii) any material litigation or regulatory proceeding regarding the Funds is threatened or commences. In the event of termination under this paragraph 4(d), no refund of any portion of the license fee will be made.

     (e) Morgan Stanley may terminate this Agreement upon written notice to Licensee if (i) Morgan Stanley is informed of the final adoption of any legislation or regulation that materially impairs Morgan Stanley's ability to license and provide the Indexes under this Agreement; or (ii) any material litigation or regulatory proceeding regarding the Funds is threatened or commenced. In the event that Morgan Stanley terminates this Agreement, Licensee shall be entitled to a pro rata refund of the license fee.

     5. Rights upon termination
        -----------------------

     Upon termination of this Agreement, Licensee shall cease to use the Indexes and cease referring to the Indexes and the Marks with the Funds.

     6. Fund Promotion
        --------------

     (a) Licensee shall use its best efforts to protect the goodwill and reputation of Morgan Stanley in connection with its use of the Indexes and the Marks under this

Agreement. Licensee shall submit to Morgan Stanley for its preview and approval all advertisements, brochures, and promotional and information material (other than price quotations for a Fund) ("Informational Materials") relating to or referring to Morgan Stanley, the Indexes, the Marks or the Funds. Morgan Stanley's approval shall be confined solely to the use of or description of Morgan Stanley, the Marks, and the Indexes and shall not be unreasonably withheld or delayed by Morgan Stanley.

     (b) Morgan Stanley is not obligated to engage in any marketing or promotional activities in connection with the Funds or in making any representation or statement to investors or prospective investors in connection with the promotion by Licensee of the Funds.

     (c) Licensee acknowledges and agrees that Morgan Stanley, in granting the permission contained in this Agreement, does not express or imply any approval of the Funds or of Licensee and Licensee further agrees not to make any statement which expresses or implies that Morgan Stanley approves, endorses or consents to the promotion, marketing, and arrangement by Licensee of the Funds or that Morgan Stanley makes any judgment or expresses any opinion in respect of the Licensee.

     7. Protection Of Value Of License
        ------------------------------

     (a) Licensee shall cooperate reasonably with Morgan Stanley in the maintenance of all Morgan Stanley common law and statutory rights in the Indexes and the Marks, including copyrights and other proprietary rights, and shall take such acts and execute such instruments as are reasonably necessary and appropriate to such purposes, including the use by the Licensee of the following notice when referring to the Indexes or the Marks in any advertisement, offering circular, prospectus, brochure, or promotional or informational material relating to the Funds:

     The [Name of particular index] index is the exclusive property of Morgan Stanley. Morgan Stanley Capital International is a service mark of Morgan Stanley and has been licensed for use by [Name of Licensee].

or such similar language as may be approved in advance by Morgan Stanley.

     (b) Licensee shall not refer to the names of the Indexes in any manner which might cause confusion as to Morgan Stanley's responsibility for preparing and disseminating the Indexes or as to the identity of Licensee and its relationship to the Funds.

     8. Proprietary Rights
        ------------------

     (a) License acknowledges that the Indexes are selected, arrange and prepared by Morgan Stanley through the application of methods and standards of judgment used and developed through the expenditure of considerable work, time and money by Morgan

Stanley. Licensee also acknowledges that the Indexes and the Marks are the exclusive property of Morgan Stanley, and the Indexes and their compilation and composition and changes therein are in the control and discretion of Morgan Stanley.

     (b) Morgan Stanley reserves all rights with respect to the Indexes and the Marks except those expressly licensed to Licensee hereunder.

     (c) Each party shall treat as confidential and shall not disclose or transmit to any third party any confidential and proprietary information of the other party, including the terms of this Agreement or (in the case of Morgan Stanley) Informational Materials submitted to Morgan Stanley pursuant to paragraph 6(a) hereof, provided that the documentation or other written materials containing such information are designated as "Confidential" or "Proprietary" by the providing party and such information is not available generally to the public or otherwise available to the receiving party from a source other than the providing party. Notwithstanding the foregoing, if requested or required (by interrogatories, requests for information or documents, subpoena, or other process) either party may reveal such information if such information to be disclosed is (i) approved in writing by the other party for disclosure or (ii) required by law (in the opinion of counsel), regulatory agency or court order to be disclosed by a party, provided prior written notice of such required disclosure is given to the other party. Except with respect to disclosure made pursuant to (i) and (ii) in the immediately preceding sentence, each party shall treat as confidential the terms of this Agreement. The provisions of this paragraph shall survive any termination of this Agreement for five (5) years from disclosure by either party to the other party of the last such confidential and proprietary information.

     9. Warranties; Disclaimers
        -----------------------

     (a) Morgan Stanley represents and warrants that Morgan Stanley is the owner of rights granted to Licensee herein and that use of the Indexes as provided herein shall not infringe any trademark, copyright, other proprietary right, or contractual right of any person not a party to this Agreement.

     (b) Licensee agrees expressly to be bound itself by and furthermore to include all of the following disclaimers and limitations in Informational Materials and any contract(s) relating to the Funds and upon request to furnish a copy (copies) thereof to Morgan Stanley:

          This fund is not sponsored, endorsed, sold or promoted by Morgan Stanley. Morgan Stanley makes no representations or warranty, express or implied, to the owners of this fund or any member of the public regarding the advisability of investing in funds generally or in this fund particularly or the ability of the [ ] index to track general stock market performance. Morgan Stanley is the licensor of certain trademarks, service marks and trade names of Morgan Stanley and of the [ ] index which is determined, composed and calculated by Morgan Stanley without regard to the issuer of this fund or this fund. Morgan Stanley has no obligation to take the needs of the issuer of this fund or the owners of this fund into consideration in determining, composing or calculating the [ ] index. Morgan Stanley is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of this fund to be issued or in the determination or calculation of the equation by which this fund is redeemable for cash. Morgan Stanley has no obligation or liability to owner of this fund in connection with the administration, marketing or trading of this fund.

          ALTHOUGH MORGAN STANLEY SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE INDEXES FROM SOURCES WHICH MORGAN STANLEY CONSIDERS RELIABLE, NEITHER MORGAN STANLEY NOR ANY OTHER PARTY GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE INDEXES OR ANY DATA INCLUDED THEREIN. NEITHER MORGAN STANLEY NOR ANY OTHER PARTY MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, LICENSEE'S CUSTOMERS AND COUNTERPARTIES, OWNERS OF THE FUNDS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEXES OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER - USE. NEITHER MORGAN STANLEY NOR ANY OTHER PARTY MAKES ANY EXPRESS OR IMPLIED WARRANTIES, AND MORGAN STANLEY HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE INDEXES OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL MORGAN STANLEY OR ANY OTHER PARTY HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

     (c) Each party represents and warrants to the other that it has the authority to enter into this Agreement according to its terms and that its performance does not violate any laws, regulations or agreements applicable to it.

     (d) Licensee represents and warrants to Morgan Stanley that the Funds shall not violate any applicable laws, including but not limited to banking, commodities and Funds laws.

     (e) Neither party shall have any liability for lost profits or consequential damages arising out of this Agreement.

     (f) The provisions of this Section 9 shall survive any termination of this Agreement.

     10. Indemnification
         ---------------

     Licensee shall indemnify and hold harmless Morgan Stanley, its parent, subsidiaries, affiliates, and their officers, directors, employees and agents against any and all judgments, damages, costs or losses of any kind (including reasonable attorneys' and experts' fees) as a result of claims or actions brought by third parties against Morgan Stanley which arise from any act or omission of Licensee which constitutes a breach of this Agreement or is in any manner related to the Funds; provided, however, that (i) Morgan Stanley notifies Licensee promptly of any such claim or action, and (ii) Licensee shall have no liability to Morgan Stanley if such judgments, damages, costs or losses are attributable to any negligent act or omission by Morgan Stanley, its parent, affiliates, subsidiaries or any of their employees or agents. Licensee shall bear all expenses in connection with the defense and/or settlement of any such claim or action. Morgan Stanley shall have the right, at its own expense, to participate in the defense of any claim or action against which it is indemnified hereunder; provided, however, it shall have no right to control the defense, consent to judgment, or agree to settle any such claim or action, without the written consent of Licensee. Licensee, in the defense of any such claim, except with the written consent of Morgan Stanley, shall not consent to entry of any judgment or enter into any settlement which (i) does not include, as an unconditional term, the grant by the claimant to Morgan Stanley of a release of all liabilities in respect of such claims or (ii) otherwise adversely affects the rights of Morgan Stanley. This provision shall survive the termination of this Agreement.

     11. Force Majeure
         -------------

     Neither Morgan Stanley nor Licensee shall bear responsibility or liability for any losses arising out of any delay in or interruptions of their respective performance of their obligations under this Agreement due to any act of God, act of governmental authority, act of the public enemy or due to war, riot, fire, flood, civil commotion, insurrection, labor difficulty (including, without limitation, any strike, or other work stoppage or slowdown), severe or adverse weather conditions or other cause beyond the reasonable control of the party so affected, provided that such party had exercised due diligence as the circumstances reasonably required.

     12. Other Matters
         -------------

     (a) This Agreement is solely and exclusively between the parties as now constituted and, unless otherwise provided, shall not be assigned or transferred by either party, without prior written consent of the other party, and any attempt to so assign or transfer this Agreement without such written consent shall be null and void. Notwithstanding the foregoing, this Agreement may be assigned without such consent to Morgan Stanley's parent or any subsidiary or affiliate of Morgan Stanley.

     (b) This Agreement constitutes the entire agreement of the parties hereto with respect to its subject matter and may be amended or modified only by a writing signed by duly authorized officers of both parties. This Agreement supersedes all previous Agreements between the parties with respect to the subject matter of this Agreement. There are no oral or written collateral representations, agreements, or understandings except as provided herein.

     (c) No breach default, or threatened breach of this Agreement by either party shall relieve the other party of its obligations or liabilities under this Agreement with respect to the protection of the property or proprietary nature of any property which is the subject of this Agreement.

     (d) All notices and other communications under this Agreement shall be (i) in writing, (ii) delivered by hand or by registered or certified mail, return receipt requested, to the addresses set forth below or such addresses as either party shall specify by a written notice to the other and (iii) deemed given upon receipt.

Notice to Morgan Stanley:         Morgan Stanley & Co. Incorporated
------------------------          1585 Broadway
                                  New York, NY  10036
                                  Attn: Paul Keeler, Principal
                                  ----
                                           and

                                  Morgan Stanley & Co. Incorporated
                                  1585 Broadway
                                  New York, NY  10036
                                  Attn: General Counsel
                                  ----
                                           and
Notice to Licensee:               Metropolitan Life Insurance Company
------------------                One Madison Avenue
                                  New York, NY  10010
                                  Attn: Barbara A. Hume, V.P.
                                  ----
                                           and
                                  Metropolitan Life Insurance Company
                                  Law Department
                                  One Madison Avenue
                                  New York, NY  10010
                                  Attn: Anthony D'Amore
                                  ----
                                    Associate General Counsel

     (e) This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of New York.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first set forth above.

MORGAN STANLEY & CO.                        METROPOLITAN LIFE
INCORPORATED                                INSURANCE COMPANY


By:/s/Paul Keeler                           By:/s/Barbara A. Hume
   --------------                              ------------------

Title:  Principal                           Title:  Vice President

Name: Paul Keeler                           Name:  Barbara A. Hume

Date: 11/11/98                              Date: 11/4/98
     ---------                                   --------

                                    EXHIBIT A
                                    ---------

              List of the Indexes (and Marks) Related License Fees

For the initial term of this Agreement, the annual license fee shall be (a) for each Fund that uses MSCI or EAFE in its name and otherwise uses the Indexes as set forth in this Agreement; and (b) for each Fund that uses the Indexes as set forth in this Agreement but not does not MSCI or EAFE in its name.

Indexes and Marks*                                                License Fee

Metropolitan Series Fund, Inc. Morgan Stanley EAFE Index
Portfolio and corresponding investment divisions of separate
Account products including, but not limited to, life
insurance and annuities issued by Metropolitan Life
Insurance Company and Metropolitan Tower Life Insurance
Company                                                              $

MetLife International Stock Index Portfolio                          $

--------------------------------------------------------------       --------

                                           Total License Fee         $




*Marks included with License Fees
---------------------------------
Morgan Stanley
Morgan Stanley Capital International
MSCI
MSCI EAFE
Morgan Stanley EAFE Index

                                    EXHIBIT B
                                    ---------

                            Description of the Funds

Metropolitan Life Insurance Company
One Madison Avenue, New York, NY 10010-3690
212 578-2211

                                               [LOGO OF METLIFE(R) APPEARS HERE]

Barbara A. Hume
Vice-President
Tel 212-578-6811

October 19, 1998


Mr. Steven D. Berkley
Managing Director
Lehman Brothers Inc.
3 World Financial Center 11th Fl.
New York, NY 10285-0011

Dear Steven:

     I am delighted that Lehman Brothers has agreed to license Metropolitan Life Insurance Company ("MetLife") the use of the Lehman Brothers indices and name (collectively the "Licenses") in our upcoming new portfolio. As stated in your September 18, 1998 letter to Lisa Krizman, MetLife is licensed to use the Lehman Brothers bond indices as the basis for a MetLife index fund. You later agreed in a telephone conversation with Daphne Thomas Jones that MetLife could also use "Lehman Brothers Aggregate Bond Index" as the name of the new bond index portfolio of the Metropolitan Series Fund and the corresponding investment divisions of MetLife and its subsidiaries and affiliates (the "Portfolio").

     In order to proceed in accordance with our mutual understanding, we would like to reach agreement about the following terms and conditions that will govern the Licenses:

1. The non-exclusive, non-transferable, world-wide Licenses shall commence as of the date of this letter and shall continue for a period of one year from the above date, subject to prior termination for material breach of this agreement; and, shall renew automatically, subject to 90 days advance written notice by either party.

2. Each party shall indemnify the other against any and all judgments, damages, costs or losses of any kind (including reasonable attorneys fees; collectively "Losses") as a result of claims or actions brought by third parties, as follows:
(a) MetLife will indemnify Lehman Brothers with respect to claims or action which arise from the Portfolio; provided that MetLife shall have no liability to Lehman Brothers to the extent such Losses arise from the willful act or omission of Lehman Brothers; and (b) Lehman Brothers agrees to indemnify MetLife (and its subsidiaries and affiliates) with respect to any type to intellectual property, misappropriation, dilution, infringement, or trade secret claims or actions which arise by virtue of MetLife's use of the Lehman Brothers bond indices, names, trademarks, and service marks; provided that Lehman Brothers shall have no liability to MetLife to the extent such Losses arise from MetLife's unauthorized use of such indices, names, trademarks, and service marks. The indemnification by both parties shall survive the termination or expiration of the Licenses.

3. NEITHER PARTY SHALL BE LIABLE FOR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES FOR LOST PROFITS, EVEN IF ADVISED OF THE POSSIBILITY OF OR IF IT COULD HAVE FORESEEN SUCH DAMAGES.

4. MetLife shall include the following disclaimer in informational materials and contracts relating to the Portfolio as follows:

     Morgan Stanley sponsors the MSCI EAFE Index, Lehman Brothers sponsors the Lehman Brothers Aggregate Bond Index, the McGraw Hill Companies, Inc. sponsors the Standard and Poor's 500 Composite Stock Price Index, and Frank Russell Company sponsors the Russell 2000 Index (together referred to as "index sponsors"). The index sponsors have no responsibility for and do not participate in the management of the Portfolio's assets or sale of the Portfolio's shares. Each index and its associated trademarks and service marks are the exclusive property of the respective index sponsors.

5. Lehman Brothers agrees to the extent that one or more informational materials and contracts are bound together in a single volume, or otherwise distributed together, MetLife is not obligated to apply the foregoing disclaimer more than once in the bound materials. Lehman Brothers also agrees to work with MetLife to revise any disclaimers to the extent such revisions are required by a governmental agency having jurisdiction over MetLife or the Portfolio.

6. Notices will be sent to each other (or a designee) pursuant to this letter by certified mail or Federal Express or similar overnight carrier.

     If you agree with the foregoing, please sign below and return this letter to me. We believe that the expected success of the Metropolitan Series Fund should also bring even greater brand recognition to Lehman Brothers. We appreciate your cooperation with our endeavor.

                                   Sincerely,

                                   /s/ Barbara A. Hume
                                   -------------------
                                   Barbara A. Hume

AGREED TO BY:


/s/ Steven D. Berkley
---------------------
Steven D. Berkley
Lehman Brothers Inc.